Exhibit 3.2

CERTIFICATE OF INCORPORATION

OF

TERRA NITROGEN GP INC.

ARTICLE I

Name

Section 1.1 Name. The name of the Corporation is Terra Nitrogen GP Inc. (the “Corporation”).

ARTICLE II

Registered Office and Registered Agent

Section 2.1 Office and Agent. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

Corporate Purposes

Section 3.1 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”). The Corporation is to have perpetual existence.

ARTICLE IV

Capitalization

Section 4.1 Authorized Capital. The total number of shares of stock that the Corporation shall have authority to issue is 1,000, all of which shall be shares of Common Stock, par value $0.01 per share.

Section 4.2 No Preemptive Rights. The holders of shares of Common Stock shall have no preemptive or preferential rights of subscription to any shares of any class of capital stock of the Corporation.

ARTICLE V

Indemnification

Section 5.1 Indemnification. (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fee), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under subsections (a) and (b) above (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a)

and (b) above. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

(e) Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation pursuant to this Article V or as otherwise authorized by law. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

(f) The indemnification and advancement of expenses provided by or granted pursuant to the other subsections of this Article V shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of the General Corporation Law of the State of Delaware.

(h) For purposes of this Article V, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article V with respect to the resulting of surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this Article V, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation”, as referred to in this Article V.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article V shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE VI

Liability of a Director

Section 6.1 Director Liability. (a) To the fullest extent permitted by the General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

(b) Any repeal or modification of this Article VI shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VII

Management of the Affairs of the Corporation

Section 7.1 Management of the Affairs of the Corporation. (a) The business and affairs of the Corporation shall be managed by its Board of Directors, which may exercise all the powers of the Corporation and do all such lawful acts and things that are not conferred upon or reserved to the stockholders by law, by this Certificate of Incorporation or by the By-laws of the Corporation.

(b) Election of directors of the Corporation need not be by written ballot, except and to the extent provided in the By-laws of the Corporation.

(c) Except as may be otherwise expressly provided in the By-laws of the Corporation, the Board of Directors is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

ARTICLE VIII

Amendments

Section 8.1 Amendments. No amendment to this Certificate of Incorporation may be made unless it shall have been approved by the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock at a meeting duly called and held.

ARTICLE IX

Private Property

Section 9.1 Private Property. The private property of the stockholders of the Corporation shall not be subject to the payment of corporate debts to any extent whatsoever.

ARTICLE X

Stockholder Meetings; Records

Section 10.1 Stockholder Meetings; Records. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

ARTICLE XI

Bankruptcy

Section 11.1 The Corporation shall not (i) institute any proceeding seeking to adjudicate it bankrupt or insolvent, or seek liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law (including, without limitation, title 11 of the United States Code) relating to bankruptcy, insolvency or reorganization or relief of debtors, or seek the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, or admit in writing its inability to pay its debts generally or make a general assignment for the benefit of creditors (each, a “Bankruptcy Related Action”), and (ii) as general partner of Terra Nitrogen Company, L.P., a Delaware limited partnership or Terra Nitrogen, Limited Partnership, a Delaware limited partnership (the “Partnerships”), cause either Partnership to take any Bankruptcy Related Action with respect to the Partnerships, unless in each case such Bankruptcy Related Action is authorized by a consent approved by the affirmative vote of at least two Continuing Directors (as defined below) on the Board of Directors; provided, however, that if there are not two Continuing Directors on the Board of Directors, the Board of Directors may authorize a Bankruptcy Related Action with respect to the Corporation or either Partnership if the Board of Directors determines that the Corporation or such Partnership, as the case may be, is generally not paying, or cannot generally pay, its or their debts as they become due.

Section 11.2 Continuing Director. “Continuing Director” means an Independent Director (as defined below) who has served continuously on the Board of Directors for the immediately preceding one-year period or longer, provided, however, that in the event one or more Continuing Directors wish to resign such that after such resignation(s) there will be fewer than two Continuing Directors on the Board of Directors, an independent member of the Board of Directors who is appointed or elected to replace a resigning Continuing Director (a “replacement director”) will be deemed to be a Continuing Director (notwithstanding that he or she has not served continuously on the Board of Directors for the immediately preceding one-year period) if such replacement director has been nominated to the Board of Directors by a Continuing Director; provided, further, that in the event there are no Continuing Directors on the Board of Directors due to their death or disability (thereby preventing the nomination of a replacement director or directors), the Board of Directors may appoint up to two independent directors and such directors will be deemed to be Continuing Directors.

Section 11.3 Independent Director. For purposes of this Article XI, an “Independent Director” is a member of the Board of Directors who is not an officer or employee of, and does not otherwise have a material relationship with, Terra Industries Inc., a Maryland corporation (“Terra”), the Corporation, the Partnerships or any of their respective affiliates or associates (as defined by the listing standards of the New York Stock Exchange in accordance with the Securities Exchange Act of 1934, as amended).

ARTICLE XII

Certain Undertakings; Indebtedness

Section 12.1 The Corporation shall not guarantee or become obligated for the indebtedness or other obligations of any affiliate of Terra or its subsidiaries, other than the Partnerships or any direct subsidiaries of the Partnerships.

ARTICLE XIII

Sole Incorporator

Section 13.1 Sole Incorporator. The name and mailing address of the sole incorporator are as follows:

NAME	MAILING ADDRESS
Thaddine G. Gomez	200 East Randolph Drive, Suite 5400 Chicago, IL 60601

ARTICLE XIV

Section 203 of the General Corporation Law

Section 14.1 The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE XV

Amendments; Certain Terminations

Section 15.1 Amendments. This Certificate of Incorporation may not be amended, including by way of merger, repeal or replacement, unless such amendment is authorized by a resolution approved by the affirmative vote of at least two Continuing Directors.

Section 15.2 Termination. ARTICLES XI and XII shall terminate at such time that there are no longer any holders of the common units of Terra Nitrogen Company, L.P. that are not affiliates of the Corporation.

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on the 29th day of August, 2005.

/s/ THADDINE G. GOMEZ
Thaddine G. Gomez, Sole Incorporator